Exhibit 10(f):

OCCLUDED GAS LEASE

by and between

UNITED STATES STEEL CORPORATION,

Lessor

And

TAURUS EXPLORATION, INC.,

Lessee

January 1, 1986

OCCLUDED GAS LEASE

This Occluded Gas Lease (“Lease”) is made and entered into as of the 1st day of January, 1986, by and between UNITED STATES STEEL CORPORATION, a Delaware corporation (“Lessor”), and TAURUS EXPLORATION, INC., a Delaware corporation, (“Lessee”).

WITNESSETH:

ARTICLE 1

DEFINITIONS

As used in this Lease, the following terms shall have the meanings ascribed thereto:

1.1 Btu: one British Thermal Unit..

1.2 MMBtu: one million British Thermal Units

1.3 Developed Acreage: those portions of the Leased Premises that have been identified from time to time pursuant to Article 12.8.

1.4 Development Commitment Price: with respect to any year, the amount of the Wellhead Price that would be in effect on July 1 of said year if calculated pursuant to Article 1.22(a), substituting “July 1” for “January 1” in said Article each time it appears. For purposes of this calculation, the OCD-2 Rate in effect as of the date of the adjustment shall be the OCD-2 Rate in effect on such date without regard to any retroactive adjustments

1.5 Gross Heating Value: the number of Btu’s contained in one cubic foot of Occluded Gas saturated with water vapor and adjusted on a dry basis to 14.73 psia.

1.6 Initial Unit Investment: with respect to each Payout Unit, all reasonable costs incurred by Lessee in order to bring into production the wells included in the relevant Payout Unit, including (a) title work, drillsite location and preparation, (b) the drilling, testing, coring, coal analysis, logging, hydraulic fracturing, and equipping each well for production; and (c) a fair and reasonable allocation (not to exceed 90%) of the cost of building access roads. Other common utilities such as power lines will be allocated based on planned useage requirements. Costs chargeable to the Initial Unit Investment shall cease to accrue for each well within a Payout Unit as of the time the well commences production. In the case of a well judged not economical and abandoned before being brought into production, the cost of plugging will also be included in the Initial Unit Investment. All costs of the gathering, compression, treatment, and distribution systems are specifically excluded from the Initial Unit Investment.

1.7 Lease: this contract between Lessor and Lessee.

1.8 Leased Premises: all those certain lands situated in Jefferson and Tuscaloosa Counties, Alabama, containing a total of 124,000 acres, more or less, described in Exhibit A-l, and further identified on Exhibit A-2, both attached hereto and incorporated herein, limited to a depth of 80 feet below the base of the Black Creek Group Coal Seams as formed in and under such lands, which seams are more specifically identified on Exhibit D attached hereto and incorporated herein. The Leased Premises are contained within the area generally described on the map attached as Exhibit B-1.

1.9 Net Profits: with respect to each Payout Unit, an amount equal to the Average Wellhead Price multiplied by the quantity of Occluded Gas produced less applicable Operating Costs, royalties and those severance taxes paid by Lessee with respect to which no deduction is made against Lessor’s royalties pursuant to Article 8.

1.10 Oak Grove Mine Area: that portion of the Leased Premises designated “Oak Grove Mine Area” on Exhibit B-1, attached hereto and incorporated herein.

1.11 Occluded Gas: “occluded natural gas produced from coal seams” as referred to in Section 107(c)(3) of the Natural Gas Policy Act of 1978 and the Regulations promulgated by the Federal Energy Regulatory Commission (FERC) pursuant thereto as such Regulations may be amended from time to time, provided however, that gob gas shall not be deemed to be Occluded Gas for purposes of this Lease.

1.12 OCD-2 Rate: the total commodity rate from time to time in effect for gas delivered under rate schedule “OCD-2” or its successor rate schedule, as published in the FERC Gas Tariff of the Southern Natural Gas Company. Except as expressly provided herein to the contrary, all payments, accounts or determinations based upon the OCD-2 Rate as of a specific date shall, in the case of a retroactive adjustment to the OCD-2 Rate, be likewise adjusted to account for such retroactive adjustment. Should Southern Natural Gas Company discontinue the publication of the OCD-2 rate and its successor rate schedules, Lessor and Lessee shall meet to agree on an appropriate method by which the Wellhead Price then in effect and Treatment Factor then in effect will thereafter be adjusted.

1.13 Operating Costs: with respect to each Payout Unit, all reasonable costs incurred in operating and maintaining the relevant Payout Unit, including (a) the costs of complying with applicable local, state, and federal statutes, ordinances, rules, and regulations pertaining to the well operations; (b) all costs of lifting and producing Occluded Gas; (c) all costs incurred in connection with the workover or other remedial servicing of all wells drilled on the relevant Payout Unit; (d) all utility costs and ad valorem and production taxes directly associated with the well operations; (e) a fair and reasonable allocation (not to exceed 90%) of maintenance costs for access roads with such costs for other common utilities being based on actual usage; and (f) the costs of plugging and abandoning uneconomical wells to the extent not included in the Initial Unit Investment. Operating costs for each well within a Payout Unit will start when the well commences production. All costs of the gathering, compression, treatment, and distribution systems are specifically excluded from the Operating Costs. Also specifically excluded are all costs of interest, depletion, depreciation, and income taxes.

1.14 Operations: as defined in Section I.1. of Exhibit C.

1.15 Payout: that point in the production life of a Payout Unit when cumulative Net Profits equal 165% of the Initial Unit Investment.

1.16 Payout Unit: all wells spudded within a single calendar year.

1.17 Pooled Unit: as defined in Article 11.

1.18 Primary Term: the initial eight years of this Lease (January 1, 1986 through December 31, 1993).

1.19 psia: pounds per square inch, absolute.

1.20 Treatment Factor: the amount of $0.78 per MMBtu or such other amount that is in effect from time to time, adjusted: (a) as of January 1 of each year beginning January 1, 1987 upward by 20% of the difference between (1) 95% (to read 100% until the expiration of the first 5 years of this Lease or until Article 1.22(a)(i)[2] comes into effect, whichever comes first) of the OCD-2 Rate in effect as of said date and (2) the sum of the Wellhead Price under Article 1.22(a) and the Treatment Factor, both as in effect on the day prior to the adjustment; provided however, that the cumulative amount of all such increases shall not exceed $.01 per MMBtu times the number of years elapsed between the commencement of this Lease and date of the adjustment; and (b) as of the first day of each month shall be adjusted by 5.5% of any increase or decrease in the Average Wellhead Price in effect for production from the immediately preceding month as compared to the Average Wellhead Price in effect for production from the second preceding month; in no case, however, shall the Treatment Factor be reduced other than as a result of this 1.20(b).

1.21 Undeveloped Acreage: that portion of the Leased Premises that is not Developed Acreage.

1.22 Wellhead Price:

(a)

For Occluded Gas sold or transferred to an entity that is within the Energen group of related companies or that is a parent, subsidiary or affiliate of the Lessee, for Occluded Gas that is produced but not sold or transferred, and for Occluded Gas that is sold or transferred other than under conditions described in Article 1.22(b) below:

(i)	From the commencement of this Lease through December 31, 1990:

[1]

The Wellhead Price shall be $2.60 per MMBtu, or such other amount that is in effect from time to time, adjusted as of January 1 of each year beginning January 1, 1987, upward by 80% of the difference between (A) the OCD-2 Rate in effect as of said date and (B) the sum of the Wellhead Price under Article 1.22(a) and the Treatment Factor, both as in effect on the day prior to the adjustment; provided however, that the cumulative amount of all such increases shall not exceed $.04 per MMBtu times the number of years elapsed between January 1, 1986 and the date of the adjustment, and further provided that, if the Wellhead Price under this Article 1.22(a)(i)[1] is above $2.45 per MMBtu, it shall not exceed the OCD-2 Rate less Treatment Factor at the dates of adjustment, but in any case it shall not be less than $2.45 per MMBtu.

[2]

Notwithstanding the preceding Section [1], if at any time the OCD-2 Rate less Treatment Factor equals or exceeds 150% of the Wellhead Price defined in Article 1.22(a)(i)[1], the Wellhead Price shall thereupon become and thereafter be calculated as (A) 95% of the OCD-2 Rate less (B) the Treatment Factor, using said amounts that are from time to time in effect.

(ii)	After December 31, 1990: The Wellhead Price shall be calculated as (A) 95% of the OCD-2 Rate less (B) the Treatment Factor, using said amounts that are from time to time in effect.

(b)

For Occluded Gas sold or transferred to a bona fide third-party purchaser not affiliated with Lessee, pursuant to a sales contract arrived at through good faith, arm’s length negotiations and through which no entity is intending to take unfair advantage of the Lessor:

The Wellhead Price shall be the price required to be paid under said sales contract, provided however that if the price stated in said sales contract includes transportation of the Occluded Gas beyond the wellhead, the Wellhead Price shall be the price required to be paid under said sales contract less the lesser of (i) the amount included in the sales contract that is intended to be compensation for the transportation services or (ii) the Treatment Factor then in effect.

1.23 Average Wellhead Price: the average of the Wellhead Prices for Occluded Gas calculated according to Articles 1.22(a) and 1.22(b), weighted according to the volumes of Occluded Gas produced subject to each of said Wellhead Prices during the month in question.

1.24 Restricted Areas: that portion of the Leased Premises from time to time designated by Lessor as Restricted Areas pursuant to Article 12.11.

ARTICLE 2

GRANTING CLAUSE

2.1 Subject to the further terms hereof and subject to the limitations herein contained, and in consideration of the royalties herein provided and the agreements of Lessee herein contained, Lessor hereby grants, leases and lets unto Lessee the Leased Premises for the sole purpose of investigating, exploring, prospecting, drilling for, and producing Occluded Gas, together with the right to make surveys on said land, establish and utilize facilities for the disposal of water in accordance with applicable laws and regulations, to install, build, operate and maintain roads, pipelines, power lines, telephone lines, compressor facilities and other structures thereon as may be necessary to produce, take care of, treat, transport, and own said Occluded Gas.

(a) Unless expressly stated to the contrary, the rights granted by this Lease shall extend only as necessary for the production and marketing of Occluded Gas occurring within the Leased Premises, and only to the extent of Lessor’s right to grant said rights.

(b) As to any tracts within the Leased Premises on which Lessor does not own the surface, Lessee shall be responsible for making any arrangements with the owners of the surface rights at Lessee’s sole expense. Lessee shall hold Lessor harmless against losses of any nature arising out of suits or claims by owners or alleged owners of surface rights which suits or claims are based on Lessee’s actions under said arrangements or this Lease.

2.2 Lessor excludes from this Lease all oil, gas (the word “gas”, as used herein, shall mean and include any gaseous substance except Occluded Gas, whether combustible or noncombustible, including by way of illustration but not by way of limitation, hydrogen sulfide) gob gas, condensate, distillate and sulfur found above, below, or within coal seams occurring within the Leased Premises.

2.3 Except for the rights granted to Lessee hereunder to commercially develop and produce Occluded Gas, which rights are exclusive except as to:

(a) gas produced from wells that are subject to the gas sales agreement between Southern Natural Gas Company and Lessor dated July 6, 1981, as amended;

(b) rights granted under, and operations and activities conducted pursuant to, that certain agreement between the Gas Research Institute (“GRI”) and Lessor dated March 1, 1984, as amended, the land subject to which is shown as Restricted Area on Exhibit B-2; and

(c) gas produced pursuant to the Coal Seam Gas Drainage Agreement between Methane Drainage Ventures and Lessor dated February 25, 1985, as amended; Lessor expressly reserves all rights with respect to the surface and subsurface of the Leased Premises for any and all purposes, including without limitation: ingress and egress; mining coal, whether or not said coal has been developed for the production of Occluded Gas; venting Occluded Gas from coal, whether by drilling or otherwise, for purposes other than the commercial production of same; conducting geological and other surveys; selling, leasing, or otherwise transferring interests in the Leased Premises; harvesting, storing, transporting and replanting timber; and exploring for, drilling, mining, producing, treating, storing and transporting any and all minerals, coal, oil and gas and surface materials other than those Leased hereunder, whether or not said activities involve the disturbance or destruction of coal seams.

2.4 The rights of Lessee hereunder shall be subject to all other rights, uses and easements affecting the Leased Premises, whether now existing or hereafter granted, and Lessee’s use of the Leased Premises shall not unreasonably interfere with such other rights, uses and easements.

2.5 If Lessee discovers gas other than Occluded Gas in the Leased Premises as a result of its bona fide operations under this Lease to develop and produce Occluded Gas, the parties shall enter into good faith negotiations to grant Lessee a lease that would provide Lessee the right to develop, operate and produce the reserve of gas so discovered.

ARTICLE 3

TERM

3.1 Unless sooner terminated or longer kept in force under other provisions hereof, this Lease shall be in effect for a Primary Term of eight (8) years from the date hereof and thereafter (a) with respect to the Developed Acreage, for as long as Occluded Gas is produced in paying quantities, and (b) with respect to the Undeveloped Acreage, for as long as royalties are paid in accordance with Article 5.2.

3.2 Except as provided in Article 11 regarding Pooled Units, Lessee may, at any time, release all or any portion of the Undeveloped Acreage from the terms of this Lease by giving Lessor written notice of said action.

ARTICLE 4

ROYALTIES

4.1 Lessee covenants and agrees to pay to Lessor a royalty on all Occluded Gas produced from each Payout Unit on the Leased Premises as follows:

(a)	Prior to Payout:

one-tenth (1/10) of the Average Wellhead Price;

(b)	After Payout:

(i)	Lessor shall have the option of continuing to receive the royalty provided in Article 4.1(a) above or four-tenths (4/10) of the Net Profits.

(ii)

Lessor shall evidence its election whether to exercise such option as to each Payout Unit by written notice to Lessee during the thirty-day period immediately following receipt from Lessor of a notice of Payout. The failure of Lessor to provide Lessee with written notice of its election during the thirty-day period shall constitute an election by Lessor to retain its one-tenth (1/10) royalty interest in the relevant Payout Unit. If Lessor elects to convert its royalty for any Payout Unit to four-tenths (4/10) of the Net Profits, the royalty provided in Article 4.1(a) above shall cease and terminate, as to such Payout Unit and such conversion shall become effective, as of the first day of the month following the month in which Payout occurred.

(iii)

If the calculation of Net Profits results in a negative number (“Net Losses”) during any royalty period for any Payout Unit as to which Lessor has elected a royalty of four-tenths (4/10) of Net Profits, royalty for said Payout Unit shall be zero for said royalty period. Net Losses shall not be netted with royalties or Net Profits from other Payout Units and Lessor shall not be required to share said Net Losses in any way except that Lessor may accumulate said Net Losses with Net Profits from the same Payout Unit for subsequent royalty periods for the purpose of calculating royalties payable with respect to said subsequent royalty periods.

4.2 Notwithstanding the provisions of Article 4.1 (Royalties) and Article 7 (Measurement of Occluded Gas), royalty shall not accrue upon and Lessee need not measure any Occluded Gas that must be vented or flared. Lessee shall vent or flare Occluded Gas rather than shutting in any wells in areas that Lessor may from time to time designate, for purposes of degasifying coal that is mineable. Lessee may vent or flare Occluded Gas in any of its operations hereunder as it deems appropriate, consistent with good operating practice.

ARTICLE 5

DEVELOPMENT OF LEASED PREMISES;

DELAY RENTAL; MINIMUM ROYALTY

5.1 During the Primary Term, Lessee shall develop the Leased Premises as follows:

(a)

During any year in which the Development Commitment Price is $2.60 or more per MMBtu, Lessee will drill, complete (including hydro-fracturing) and test (including attempted de-watering) a minimum of thirty wells.

(b)

During any year in which the Development Commitment Price is $2.45 or higher but less than $2.60 per MMBtu, Lessee will drill, complete (including hydro-fracturing) and test (including attempted de-watering) a minimum of twenty wells.

(c)

During any year in which the Development Commitment Price is less than $2.45 per MMBtu, Lessee will not be obligated to develop the Leased Premises. If under the provision of this Article 5.1(c) Lessee does not drill, complete (including hydro-fracturing) and test (including attempted de-watering) at least twenty wells, Lessee shall pay Lessor for each such year, as delay rental, $1.00 per Undeveloped Acre held under this Lease at the end of such year. Lessee at its option may however expend up to fifty (50%) percent of said delay rental on an exploration drilling program that is mutually agreed upon by the parties and conducted during the year in question, in lieu of paying said portion of the delay rental to Lessor.

(d)

As to any year in which the Development Commitment Price is less than $2.45 per MMBtu, Lessor shall have the option of reinstating the development commitment specified in Article 5.1(b) by decreasing its royalty for the period July 1 through June 30 during which said Development Commitment Price is in effect by an amount equal to the difference between $2.45 per MMBtu and said Development Commitment Price.

(e)

Lessee shall notify Lessor of the Development Commitment Price not later than July 15 of each year, and Lessor shall have 15 days thereafter to exercise the option contained in Article 5.1(d). Failure of Lessor to timely exercise such option shall be deemed an election against exercising such option for the year in question.

5.2 After the Primary Term, Lessee shall continue to abide by the obligations set forth in Article 5.1 or pay an annual minimum royalty equivalent to the royalty that would be paid on annual production volume of 4 million cubic feet per day at the royalty rate in effect pursuant to Article 1.22(a) as though all of said annual production volume had been produced on December 31 of the year in question. Said annual minimum royalty shall not be reduced by reason of release of less than 100% of any Undeveloped Acreage being held under the Lease. Any part of such payment not attributable to current production shall be considered advance royalty and shall be recoverable in the two years following, dollar-for-dollar against royalties due Lessor in either of said years over and above any minimum royalty obligation applicable to said years.

ARTICLE 6

PAYMENTS

All royalty payments shall be made on a monthly basis and delay rental and minimum royalty payments on an annual basis by Lessee to Lessor in accordance with the following:

6.1 Each payment shall be made by check payable to Lessor.

6.2 Each payment shall be received by Lessor on or before the appropriate due date:

(a)	Due date for royalty payments shall be the last day of the month following the calendar month in which the Occluded Gas is produced.

(b)	Due date for delay rental and minimum royalty payments shall be the 30th day following the end of the the calendar year for which payment is made.

6.3 Each payment shall be accompanied by a report referring to this Lease, specifying the Payout Unit and wells for which payment is made, and detailing the calculation used to determine the amount of the payment.

6.4 Each payment shall be made to Lessor at the following address or at such other address as Lessor may from time to time specify in writing for such purpose:

Manager-Southern Lands & Minerals

United States Steel Corporation

P. O. Box 599, B-100

Fairfield, AL 35064

Lessor shall give Lessee at least thirty (30) days written notice of any change in the address at which payments shall be made to Lessor.

6.5 Late payments shall bear interest compounded daily at the annual prime rate of interest in effect at Chase Manhattan Bank, N.A. on the due date of the delinquent payment.

ARTICLE 7

MEASUREMENT OF OCCLUDED GAS

7.1 The unit of volume for measurement of the Occluded Gas produced hereunder shall be one (1) cubic foot of gas at a base temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) psia. All fundamental constants, observations, records and procedures involved in determining and/or verifying the quantity and other characteristics of gas delivered hereunder, unless otherwise specified herein, shall be in accordance with the standards prescribed in Report No. 3 of the American Gas Association (AGA) as now and from time to time amended or supplemented. All measurements of Occluded Gas shall be determined by calculations in the terms of such unit. All quantities given herein, unless expressly stated, are in terms of such unit.

7.2 Lessee shall maintain and operate at its sole expense measuring stations located at each wellhead. Said measuring stations shall be equipped with turbine or rotary meters or other types of meters with totalizer as agreed to by Lessor and Lessee so as to accomplish the accurate measurement of volumes of Occluded Gas produced hereunder.

7.3 Lessor may at its option and expense install check meters for checking Lessee’s metering equipment and same shall be so installed as to not interfere with the operation of Lessee’s facilities.

7.4 The specific gravity of the Occluded Gas flowing through the meter or meters shall be determined monthly by use of an AGA accepted gravitometer or by computing from fractional analysis of samples of the Occluded Gas taken at as many points as necessary to permit the calculation of an average specific gravity representative of all Occluded Gas produced hereunder. Specific gravity so determined will be used in calculating gas production for the month in which the tests are made.

7.5 The Gross Heating Value of the Occluded Gas shall be determined by taking continuous samples at as many points as necessary to permit the calculation of an average Gross Heating Value representative of all Occluded Gas produced hereunder. The sample may be run on a calorimeter or Gross Heating Value may be computed from fractional analysis of such sample. The result shall be applied to Occluded Gas produced during the month in which samples are taken.

7.6 Each party shall have the right to be present at the time of any installation, reading, cleaning, changing, repairing, inspecting, calibrating or adjusting done in connection with the other’s measuring equipment used in measuring deliveries hereunder. The records for such measuring equipment shall remain the property of the Lessee and shall be kept on file for a period of two (2) years, but upon request, each will submit to the others its records and charts, together with calculations therefrom subject to return within fifteen (15) days after receipt thereof. At least once each year Lessee shall calibrate the meters and instruments or cause same to be calibrated. Said meters shall be calibrated more frequently at any times inaccuracy is suspected. Lessee shall give Lessor sufficient notice in advance of such tests so that Lessor may, at its election, be present in person or by its representative to observe adjustments, if any, which are made. For the purpose of measurement and meter calibration, the atmosphere pressure shall be assumed to be fourteen and four-tenths (14.4) psia, irrespective of variations in natural atmospheric pressure from time to time.

7.7 If upon any test the metering equipment in the aggregate is found to be inaccurate by two percent (2%) or more, registration thereof or any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the previous calibration. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of Occluded Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Occluded Gas so delivered during such period the same is out of service or out of repair shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible.

(a)	By using the registration of any check measuring equipment of Lessor if installed and registering accurately.

(b)	By correcting the error if the percentage of error is ascertained by calibration tests or mathematical calculation.

(c)	By estimating the quantity of deliveries by deliveries during preceding periods under similar conditions when the meter was registering accurately.

7.8 The measurement hereunder shall be corrected for deviation from Boyles’ Law at the pressure and temperatures under which Occluded Gas is delivered hereunder.

ARTICLE 8

TAXES

Lessee shall pay all taxes levied on the production, use, or sale of Occluded Gas produced from the Leased Premises, severance taxes and all taxes on the receipts therefrom or taxes due by reason of Lessee’s activities on the Leased Premises of whatever nature or kind, either Federal or State, or any subdivision thereof. Lessee shall pay ad valorem taxes levied upon its interest in the Leased Premises and on all of its improvements, fixtures and equipment. Lessor shall pay the ad valorem taxes levied upon its interest in the Leased Premises and one-tenth (1/10) of the severance taxes may be deducted by Lessee from royalties paid to Lessor for that Occluded Gas as to which royalties are paid on the basis of one-tenth (1/10) of the Average Wellhead Price.

ARTICLE 9

WATER

Lessee may with prior written consent of Lessor and at no additional cost to Lessor use non-potable water for its operations hereunder from any well, tank, reservoir or other watering place owned by Lessor. Such consent shall not be unreasonably withheld; fear of adverse labor consequences, in the sole opinion of Lessor, shall be deemed just cause for withholding such consent.

ARTICLE 10

DRAINAGE

Lessee agrees to drill such well or wells as would a reasonably prudent operator under the circumstances in order to protect the Leased Premises from drainage.

ARTICLE 11

POOLING

11.1 Lessee, with Lessor’s prior written consent, may pool or combine the Leased Premises with any other land, leased or owned by Lessee, which is contiguous or in the same block with the Leased Premises to establish drilling units for the production of Occluded Gas. If expansion of the drilling unit is required or permitted under any governmental rule or order for operations in connection with the production of Occluded Gas, or for obtaining the maximum allowable, any such drilling unit may, on Lessor’s prior written consent, be reformed to conform to the size so required or permitted. Lessee shall exercise the privilege to pool or combine land as to each drilling unit by executing the appropriate permit application forms and sending copies of same to Lessor with a request that the drilling so designed be approved within 15 days of receipt and, thereafter, Lessee shall file said application with the appropriate regulatory authority. Lessee, with Lessor’s prior written consent, may unitize one or more drilling units in accordance with the terms and conditions of Section 9-17-80 et seq., Code of Alabama (1975), pertaining to Unit Operations. Notwithstanding any other provision herein contained, after the expiration of the Primary Term hereof, operations on or production from a drilling unit or a unitized area or areas established under this Article 11 shall maintain this Lease in force only as to the land included in such drilling unit or unitized area or areas. Upon the pooling and/or unitization of less than all of the Leased Premises, this Lease shall be severed and considered as separate and distinct Leases. The Lease term and all the rights and obligations of the Lessee under this instrument shall apply separately to the pooled and unpooled acreage. A Pooled Unit established hereunder shall be unitized acreage as compared to the non-pooled and non-unitized acreage.

11.2 Any operations conducted on any part of such a drilling unit or unitized area shall be considered, for all purposes, to be operations conducted upon the Leased Premises. There shall be allocated to the Leased Premises within each drilling unit that proportion of the total production of Occluded Gas from the relevant drilling unit, that the number of surface acres in the portion of the Leased Premises included within such drilling unit bears to the total number of surface acres in such drilling unit or unitized area, and the production so allocated shall be considered for all purposes, including payment of royalty to be production of Occluded Gas from the land to which allocated in the same manner as though produced therefrom under the terms of this Lease. The same proportionate share shall be applied to determine:

(a)	that portion of the development costs for the drilling unit that are deemed to be part of the Initial Unit Investment;

(b)	that portion of the Operating Costs for the drilling unit that are attributable to the Payout Units; and

(c)	that portion of each well on the drilling unit that will be counted toward satisfaction of the development obligation set forth in Article 5.

11.3 The formation of any drilling unit or unitized area hereunder which includes lands other than the Leased Premises shall not have the effect of exchanging or transferring any interest under this Lease between parties owning interests in the Leased Premises and parties owning interests in lands other than the Leased Premises. Neither shall it impair the right of a party to release or terminate this Lease as to all or any portion of the Leased Premises, except that Lessee may not so release as to any portion of the Leased Premises included within a drilling unit or unitized area while there are operations thereon for, or production of Occluded Gas therefrom unless all pooled and/or unitized leases are released as to all lands within the relevant drilling unit or unitized area. At any time while this Lease is in force, Lessee may dissolve any drilling unit or unitized area established hereunder by given written notice to Lessor, if at that time there is no production of Occluded Gas from the relevant drilling unit or unitized area and operations are not being conducted thereon for Occluded Gas. Subject to the provisions of this Article 11, a drilling unit or unitized area once established hereunder shall remain in force so long as any lease subject thereto shall remain in force.

11.4 If this Lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this Lease, but Lessee shall nevertheless have the right to pool or unitize as provided in this Article 11 with the consequent allocation of production as herein provided. As used in this Article 11.4, the term “separate tract” means any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the Leased Premises.

ARTICLE 12

OPERATIONS; COORDINATION OF ACTIVITIES

12.1 Lessor and Lessee shall from, time to time, meet to discuss their planned activities for the Leased Premises, and shall use their best efforts to coordinate their operations and activities in such a manner that neither party shall unreasonably interfere with other operations and activities which may then or in the future be conducted on the Leased Premises. In any case, however, the rights reserved hereunder to Lessor on the Leased Premises shall take precedence over the rights of Lessee hereunder, except to the extent otherwise expressly provided herein.

12.2 Lessee shall conduct recovery operations, including hydro-fracturing to recover Occluded Gas from all horizons and coal seams within each Payout Unit from which Occluded Gas can be economically recovered in Lessee’s sole judgment and shall develop the Leased Premises in an orderly manner to effectuate complete recovery of the Occluded Gas that can be economically recovered; provided however, that Lessee shall not produce from horizons below the Mary Lee-Blue Creek group within the Oak Grove Mine Area without the express, prior written consent of Lessor. Lessee shall endeavor to fully develop the Oak Grove Mine Area prior to concentrating its efforts on developing other portions of the Leased Premises.

12.3 On or before September 1 of each year during the term of this Lease, Lessee shall furnish Lessor with a map showing the approximate geographic areas in which activities or operations are planned for the following year.

12.4 (a) At least forty-five (45) days prior to the commencement of the drilling of any well or wells on the Leased Premises, Lessee shall notify Lessor in writing of the proposed well location or locations. If Lessor objects to the proposed location of any wells, Lessor shall notify Lessee within thirty (30) days. The two parties shall then consult and determine suitable locations for the well or wells.

(b) Lessee shall not construct or install wells, roads, pipelines, surface equipment or surface installations on the Leased Premises without obtaining Lessor’s prior written approval as to location and timing of construction and installation, which approval shall not be unreasonably withheld. At any time, Lessor may require Lessee to relocate any pipelines and surface facilities installed hereunder, all at Lessor’s expense.

(c) Lessee shall bury all permanent pipelines below the surface of the ground if they would otherwise interfere with Lessor’s use of the surface. Such pipelines shall be buried at least thirty (30) inches below the surface of the ground or at such greater depth as may reasonably be required by Lessor to accommodate the specific use of the surface contemplated by Lessor.

12.5 No well shall be drilled by Lessee within two hundred (200) feet of any residence, barn, building, or similar structure now or hereafter owned or used by Lessor, or Lessor’s tenants or others permitted by Lessor to be on the Leased Premises.

12.6 Each year during February, Lessee shall furnish Lessor with an updated survey and reproducible Mylar-type map(s) showing the location on the Leased Premises as established by a registered surveyor of all wells drilled and of all pipe lines, tanks, roads, and other facilities placed or constructed thereon by Lessee or under Lessee’s direction during the preceding calendar year.

12.7 (a) Upon Lessor’s request, Lessee shall provide to Lessor information about the stimulation techniques used on the Leased Premises. If Lessor determines that such stimulation is detrimental to Lessor’s interest in the coal seam, Lessor shall notify Lessee. Lessor and Lessee shall then consult and determine an appropriate stimulation technique or practice sufficient to protect the coal seam. For the Mary Lee and the Blue Creek seams within the Oak Grove Mine Area and for such other seams within the Leased Premises as may be designated by

Lessor as being mineable, it shall be deemed an acceptable practice to hydraulically fracture said seams simultaneously using a total fluid volume up to 150,000 gallons per well and any volume above 150,000 gallons per well shall not be used without the prior written consent of Lessor. For simultaneous fracturing of said seams, fluid pumping rates shall not exceed thirty (30) barrels per minute and bottom-hole pressure shall not exceed 2500 psi except with the prior written consent of Lessor.

(b) If, in its good faith judgment as a prudent coal operator, Lessor determines that any operations pursuant to this Lease are detrimental to the present or future mineability of any mineable coal seams, whether such harm is physical or due to regulatory considerations, Lessor may require that no further operations of Lessee be conducted in the seams and areas affected without the prior written consent of Lessor.

12.8 Each year during February, Lessee shall furnish Lessor a map identifying with respect to each well spudded within the preceding calendar year the acreage associated therewith which, by virtue of such identification, shall be deemed to be Developed Acreage under this Lease. The acreage so identified shall include the acreage actually developed by said well, to the best knowledge of the parties, and other lands contiguous therewith, whether actually developed or not, that will equal a total of 80 acres per well (a) unless Lessee can demonstrate that a greater number of acres is actually developed, in which case the acreage actually developed will be so identified, or (b) unless contiguous acreage is less than 80 acres, in which case only the contiguous acreage shall be so identified. Acreage so identified with respect to wells on a pooled unit shall be within the pooled unit only.

12.9 Based on information obtained pursuant to this Article 12, Lessor shall attempt to harvest timber from the Leased Premises in advance of Lessee’s operations. If Lessor is not able to harvest timber that must be cut to permit operations hereunder to proceed, Lessee shall have the right to cut such timber and proceed with its operations. If, however, Lessor had been provided with less than four (4) months notice of the exact location of the operations which require the cutting or destruction of timber by Lessee, Lessee shall reimburse Lessor for all such timber, provided however that as to any instance in which an aggregate of not more than one acre of timber is destroyed and as to any instance in which Lessee shall have given the requisite notice prior to destroying the timber, Lessee shall have no reimbursement obligation.

12.10 When Lessee is required by the terms of this Agreement to pay Lessor for damage to or loss of timber, both parties hereto will carry out a joint cruise to determine the volume and type of damaged or destroyed timber. Payment shall be made promptly to Lessor at the following rates:

(a)	For mature timber not on plantations, the average price for “Standing Timber” of the type damaged or destroyed in Area 2 of Alabama as published in Timber Mart – South for the month in which the Timber is cut or destroyed shall be used to determine the amount owed for the Timber hereunder. In the event the publication of said average price shall be discontinued or the basis for its computation be so materially changed as to substantially misrepresent the condition of the market for timber of the type sold hereunder to the detriment of either party, the parties agree to negotiate in good faith to establish a substitute basis for computation of reimbursement in cases where said average price would otherwise be applicable. Should no such average price be published in a given month due to the lack of reported sales during said period, the most recently published average price at said time shall be used.

(b)

For plantation timber of less than fifteen (15) years maturity, the amount shall be the cost of reforestation plus interest at the rate specified in Article 6.5. For plantation timber of fifteen (15) or more years maturity, the amount shall be the present value of the future harvest, based on prices in Timber Mart – South as specified in Article 12.10(a) and discounted at a rate of ten percent (10%) per annum.

12.11 Lessee agrees that it shall not conduct its operations upon portions of the Leased Premises where mining or other operations are active or planned and that are so designated by Lessor from time to time as Restricted Areas, which operations of Lessee would interfere with such mining or other operations, except as Lessor may approve in writing. Upon completion of such conflicting mining or other operations, the affected portions of the Leased Premises shall be made available for Lessee’s operations. Portions of the Leased Premises that are Restricted Areas at the commencement of this Lease are depicted on Exhibit B-2, attached hereto and incorporated herein. Lessee shall not be obligated to pay delay rental with respect to acreage that is designated a Restricted Area for any year during any portion of which said acreage is designated a Restricted Area.

12.12 Lessor shall provide Lessee annually on or before August 1 a copy of its then current mine plan(s) that project two (2) years. into the future for any mining activity to be conducted outside of any Restricted Areas. Should any of said plans be changed after Lessee has drilled a well hereunder in such a manner that Lessor must mine through Lessee’s well prior to Payout and prior to the planned date of mining at time the well was spudded, Lessor shall reimburse Lessee for 165% of that portion of the Initial Unit Investment that was attributable to said well, less the portion of said sum theretofore recovered from Net Profits. Wells drilled in the path of the mine plan that are mined through without changes in the mine plan after the date the well was spudded shall not be the subject of reimbursement hereunder regardless of whether Payout has been achieved. Following notice from Lessor, Lessee shall in a timely fashion plug any wells that must be plugged to permit mining to proceed.

12.13 Lessor shall exercise its reserved right to develop the oil and gas estate in such a way that no oil and gas wells shall be drilled within five hundred (500) feet of any active wells drilled hereunder, unless otherwise agreed.

ARTICLE 13

PRESERVATION OF THE LEASED PREMISES

13.1 Lessee shall conduct all operations on the Leased Premises in compliance with all applicable laws and regulations, using good practices generally accepted in the industry and in such a manner as to do no unnecessary damage to the surface of the Leased Premises.

13.2 In the event any operations of Lessee under this Lease result in (i) any break in any lake, pond, canal, lateral or levee that results in a loss of water therefrom and any resulting damage to or destruction of any real or personal property of Lessor or of other tenants on the Leased Premises, (ii) any contamination of surface or subsurface water, (iii) any wear and tear on roads, culverts, bridges, canals, gates or other improvements, or (iv) damage to timber growing crops or livestock, Lessee shall promptly repair such damage that is repairable and shall promptly pay Lessor for all such other damage, regardless of whether Lessee acted negligently. If Lessee fails to repair in a timely fashion any damages that are repairable, Lessor may undertake such repairs at the expense of Lessee.

ARTICLE 14

PLUGGING AND RESTORATION

14.1 Lessee shall comply with all present and future laws, rules and regulations concerning the plugging and abandonment of coal seam degasification wells and shall, as a minimum requirement, unless waived by Lessor, cement each bore from bottom to top.

14.2 Lessee shall notify Lessor at least seven (7) working days prior to the beginning of any well plugging operation.

14.3 Lessee agrees, within three months of abandonment of each well drilled by it on the Leased Premises, to restore the surface of the Leased Premises affected by such well to as near the same condition as it was prior to the drilling of said well as is practicable and in accordance with applicable laws, regulations, and permits.

14.4 Lessee shall have the right, exercisable at any time during a period of one hundred eighty (180) days after the expiration of this Lease to remove all personal property and fixtures placed by Lessee on the Leased Premises if Lessee is not in default under any of the provisions of this Lease. If Lessee fails to remove any such property with the time allowed, Lessor may remove and dispose of same at Lessee’s expense or, at Lessor’s option, the same shall become property of Lessor.

ARTICLE 15

INFORMATION, INSPECTION AND AUDIT, REPORTS

15.1 Lessee shall promptly furnish to Lessor any information reasonably requested by Lessor or Lessor’s agents or representatives with respect to operations on the Leased Premises. Lessor and Lessor’s agents or representatives shall at all times have full and free ingress and egress to and from all of Lessee’s operations on the Leased Premises for the purposes of inspecting Lessee’s installations and operations. Lessee shall not be liable for injury to Lessor’s agents engaged in such activities except for any of the same caused by negligence of Lessee or its agents, servants or employees. Lessor and Lessor’s authorized representatives shall also have the right, at all reasonable times and at Lessor’s sole cost and expense, to inspect and examine the books and records of Lessee, its subcontractors, successors and assigns, that relate to the Leased Premises, operations thereon, production of Occluded Gas therefrom, and the accounting for royalties and other sums or determinations under this Lease.

15.2 Lessee shall furnish Lessor with the following reports at the stated intervals:

(a) A production report detailing the quantity of Occluded Gas produced from the Leased Premises and from each well, the quantity of Occluded Gas flared or vented, the quantity of Occluded Gas sold and/or used from the Leased Premises, the sales price of such Occluded Gas and the calculation of the royalty rate shall accompany royalty payments.

(b) Within 5 days following the payment of royalties each month, Lessee shall prepare and mail a Payout Statement detailing the progress toward Payout for each Payout Unit through the production month for which royalties were paid. When Payout occurs on any Payout Unit, an appropriate Notice of Conversion Option will accompany each statement.

(c) Whenever Lessee submits or files a report, application, notice or other document with the State Oil and Gas Board of Alabama, a legible copy thereof.

15.3 Upon completion of any well or wells on the Leased premises, Lessee shall furnish to Lessor a full, true and complete copy of all logs performed in the relevant well. Lessor shall have the right to request Lessee to run additional logs at a time convenient to Lessee and at Lessor’s sole expense. Lessee shall not deny nor unduly delay the granting of said request; provided, however, that Lessee shall have the right to deny any such request if Lessee, in its sole judgment, determines that such requested additional logging would unduly jeopardize the relevant well or the horizon into which it has been drilled.

15.4 If Lessee takes samples of cores and cuttings, Lessor shall be permitted to inspect and sample same.

ARTICLE 16

FORCE MAJEURE

16.1 This Lease shall not be terminated or subject to cancellation in whole or in part, nor shall Lessee be held liable in damages for failure of Lessee to carry out its obligations under this Lease, if such compliance is prevented by, or such failure is the direct result of an act of God, fire, storm, flood, insurrection, rebellion, riot, or rule or order of any governmental authority having jurisdiction in the premises. Such occurrences shall be considered to be events of force majeure hereunder. Loss of market shall not be considered to be an event of force majeure hereunder and no event of force majeure shall relieve Lessee of its obligations to make timely payments of royalty, delay rental and minimum royalty.

16.2 In the event of a condition of force majeure, Lessee shall give Lessor immediate written notice of the force majeure, which notice shall set forth the full particulars of the cause relied upon and an estimate of time required for the event to abate. While Lessee is prevented from complying with its obligations hereunder as the result of such cause, such obligations shall be suspended, but such cause shall, so far as possible, be remedied by due diligence on the part of the Lessee. Once the cause is eliminated, Lessee shall promptly recommence operations.

16.3 Either party on prior written notice to the other may terminate this Agreement if an event of force majeure lasts longer than 360 consecutive days.

ARTICLE 17

INDEMNIFICATION, INSURANCE

17.1 (a) Lessee is an independent contractor under this Lease and this Lease shall not be construed to create any other relationship between Lessee and Lessor, including but not limited to, agency, partnership or joint venture, except as expressly provided.

(b) Except as otherwise specifically provided in the Lease, Lessee assumes all risk of bodily injury, death, and property damage from any cause whatsoever. Lessee shall indemnify, hold harmless and defend Lessor from and against any and all suits, actions, legal proceedings, claims, demands, court costs, litigation and reasonable attorneys’ fees in any manner caused by, arising from, incident to, connected with or growing out of Lessee’s obligations, activities and operations hereunder, except to the extent that such claims, demands, actions, damages, liabilities or expenses are occasioned by the neglect, acts or omissions of Lessor. This covenant and obligation shall survive the termination of this Lease as to occurrences arising during the term of this Lease or any extension thereof.

17.2 Lessee shall at all times during the term of this Lease and any extension thereof, maintain in effect comprehensive general liability insurance for bodily injury, including death, and property damage in the amount of $500,000 per occurrence. This policy shall cover, among other risks, the contractual liability of Lessee assumed under the indemnification provision of this Lease. Furthermore, Lessee shall have automobile liability insurance including owned, non-owned and hired vehicle coverage with limits of liability not less than $500,000 combined single limit for bodily injury and property damage claims. In addition, Lessee shall maintain excess (umbrella) liability insurance over the comprehensive general liability and automobile liability insurance coverage afforded by the primary policies described above, with minimum limits of $5,000,000 excess of the specific limits. If Lessee self-insures comprehensive general liability and/or automobile liability through the use of deductibles or self-insured retentions and does not maintain primary liability policies, Lessee shall maintain $5,000,000 of umbrella liability coverage in excess of its self-insured retentions for comprehensive general and automobile liability. Lessee shall furnish Lessor with an appropriate certificate of insurance within thirty (30) days of the execution hereof. The requirement for insurance hereunder does not in any way release Lessee of its indemnification obligations under this Lease and does not diminish or limit said obligations.

ARTICLE 18

DEFAULT

18.1 In the event of failure of Lessee to pay any sum of money due Lessor under this Lease when the same becomes due, and upon the further failure of Lessee to pay all such sums, except to the extent they are the subject of a good faith dispute between Lessee and Lessor, within ten (10) days after receipt from Lessor of written notice of non-payment, this Lease may be terminated immediately upon notice of same given by Lessor to Lessee.

18.2 In the event Lessor considers that Lessee has failed to comply with any obligations hereunder other than the payment of money to Lessor, Lessor shall notify Lessee in writing, setting out specifically in what respects Lessee is alleged to have breached this Lease. If Lessee fails to either cure said breach or commence the curing of same within thirty (30) days after receipt of said notice and diligently to complete such curative measures, this Lease may be terminated immediately upon notice of same given by Lessor to Lessee.

18.3 The service of a notice of non-payment or a notice of non-compliance shall be precedent to the bringing of any action by Lessor on this Lease for such causes, and no action other than an action for injunctive relief may be brought until the lapse of the appropriate period of time following Lessee’s receipt of such a notice.

ARTICLE 19

WARRANTY OF TITLE

19.1 Lessor hereby disclaims representations and/or warranties of title, express or implied, in relation to the Leased Premises, the Occluded Gas and any other matters regarding this Lease. Depiction of ownership of the Leased Premises herein and on exhibits hereto are advisory only and shall not constitute a warranty of title. For purposes of ascertaining title, Lessee shall have access, at reasonable times and at no expense to Lessor, to conveyance documents, abstracts and other pertinent property records in the possession of Lessor.

19.2 If Lessor owns an interest in any part or all of the Occluded Gas or other substance leased hereunder that is less than the full interest therein, royalties due hereunder with respect to such Occluded Gas or other substance shall be reduced proportionately.

ARTICLE 20

RECORDATION

At or promptly following the execution of this Lease, Lessor and Lessee shall execute recordable instruments that will serve as notice of the existence of this Lease. Any recording of such documents shall be accomplished by and at the expense of Lessee. Upon the termination of this Lease or the release of any portion of the Leased Premises from the terms of this Lease, Lessee shall at its sole cost and expense execute and file of record a proper release indicating which portions of the Leased Premises are so affected and shall execute any other documents in evidence thereof that are reasonably requested by Lessor. Upon filing of record any documents pertaining to the Leased Premises, Lessee shall supply Lessor a copy of same, complete with recording data.

ARTICLE 21

ASSIGNMENT

21.1 The Lessee shall not transfer, delegate or assign its rights or obligations hereunder or any part hereof without the prior written consent of Lessor and Energen Corporation, which consents shall not be unreasonably withheld; and if written consents are given, no subsequent transfer, delegation or assignment shall be made without similar written consents. A default on any transferred, delegated or assigned portion of the Lease shall be considered a default on the entire Lease that shall be governed by Article 18.

21.2 In the event of an assignment, transfer, delegation or sublease hereunder, Lessee shall remain directly liable to Lessor for the faithful performance of this Lease and for the acts and omissions of all transferees, assignees, delegatees, sublessees and other entities granted rights hereunder by Lessee.

21.3 Lessor, on written notice to Lessee, may freely sell, transfer, assign or delegate its rights and obligations hereunder, subject to Lessee’s rights and obligations hereunder.

ARTICLE 22

NOTICES

22.1 All notices, consents, approvals, requests, demands, and other communications required or permitted to be given pursuant to this Lease or in connection with the operations contemplated hereunder shall be in writing and shall be mailed postage prepaid, registered or certified mail with return receipt requested (primary addressee only), to Lessor and Lessee at the following addresses:

If to Lessee:

(a)	primary addressee:

President

Taurus Exploration, Inc.

Suite 400, 1918 First Ave. N.

Birmingham, AL 35203

(b)	with copy to:

R. J. Patzke

Executive Vice President Energen

Corporation

2101 Sixth Ave. N.

Birmingham, AL 35203

If to Lessor:

(a)	primary addressee:

Director – Resource Management and

Geological Investigations

United States Steel Corporation 600 Grant Street

Pittsburgh, Pennsylvania 15230

(b)	with copies to:

(1)	Manager-Southern Lands & Minerals

United States Steel Corporation

P. O. Box 599, B-100

Fairfield, AL 35064

(2)	General Manager-Southern Division

U. S. Steel Mining Co., Inc.

P. O. Box 599, B-100

Fairfield, AL 35064

Any notices given in accordance with the provisions of this Section 22.1 shall be effective upon receipt by the primary addressee to whom such notice is directed.

22.2 Either party may change its primary and copy addresses by providing written notice of same to the other party in the manner provided in Section 22.1.

ARTICLE 23

GENERAL PROVISIONS

23.1 This Lease shall be governed by the laws of the State of Alabama and shall be subject to all applicable State and Federal laws and all valid orders, rules and regulations of public bodies having jurisdiction over this Lease. In the event any provision of this Lease is, or the operations contemplated hereby are found to be, inconsistent with or contrary to any such laws, rules, or regulations, the latter shall be deemed to control. Thereafter, this Lease shall be regarded as modified to the extent required to make it inoffensive to said laws, rules or regulations, and as so modified, shall continue in full force and effect.

23.2 All accounting computations performed in connection with the calculation of Payout, Net Profits, Initial Unit Investment, and Operating Costs shall be performed on an accrual accounting basis in accordance with Exhibit C, attached hereto and incorporated herein, in accordance with generally accepted accounting principles of the oil and gas industry.

23.3 No failure of a party to enforce a right or obligation contained in this Lease shall be deemed a waiver of subsequent breaches, whether similar or dissimilar.

23.4 Lessor’s remedies provided for hereunder are cumulative, not exclusive, and shall not affect the availability to Lessor of other remedies in equity or law.

23.5 This Lease constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Lease shall be effective unless in writing and signed by Lessor, Lessee and Energen Corporation.

23.6 The article headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Article numbers used herein refer to Articles of this Lease unless otherwise specifically identified.

23.7 The parties hereto agree to execute such additional instruments, agreements, or documents as may be necessary to effectuate the intentions of this Lease.

23.8 This Lease may be executed in multiple counterparts, each of which shall constitute an original hereof for all purposes, and all of which when taken together shall constitute a single agreement.

IN WITNESS WHEREOF, this Lease is executed and sealed by Lessor and Lessee in duplicate originals as of the day and year first above written.

ATTEST:	UNITED STATES STEEL CORPORATION

By:
Assistant Secretary		G. Colombari
Senior Vice President-
Steel Related Resources

ATTEST:	TAURUS EXPLORATION, INC.

By:
Asst. Secretary		E. Duncan Hamilton
President

FIRST AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into as of the 30th day of April , 1987, by and between USX CORPORATION, a Delaware corporation which was formerly known as United States Steel Corporation (“Lessor”) and TAURUS EXPLORATION, INC., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee entered into an Occluded Gas Lease dated January 1, 1986, pertaining to lands in Jefferson and Tuscaloosa Counties, Alabama; and

WHEREAS, Lessor and Lessee desire to amend the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

1. Section 1.4 of the Occluded Gas Lease shall be amended to read in its entirety as follows:

1.4 Development Commitment Price: With respect to any year, the amount of the Wellhead Price that would have been in effect on September 1 of the preceding year if it had been calculated pursuant to Article 1.22(a), substituting “September 1” for “January 1” in said Article each time it appears. For purposes of this calculation, the OCD-2 Rate in effect as of said September 1 shall be the OCD-2 Rate in effect on such date without regard to any retroactive adjustments.

2. Section 1.22(a)(i)[l1 of the Occluded Gas Lease shall be amended to read in its-entirety as follows:

[1]

The Wellhead Price shall be $2.60 per MMBtu during 1986 for purposes of determining the Lessee’s royalty Obligation to Lessor. Thereafter, through December 31, 1990, subject however to the paramount provisions of paragraph [2] below, the Wellhead Price shall be the amount of the OCD-2 Rate less Treatment Factor as said amounts are in effect from time to time, subject however to said Wellhead Price being a minimum of $2.45 per MMStu and subject further to said Wellhead Price being a maximum of $2.60 plus the product of $.04 times the number of full years that have expired between the effective date of this Lease and the date in question. Lessor and Lessee agree that $2.45 shall constitute a floor only for purposes of determining Lessee’s royalty obligation to Lessor through December 31, 1990, and shall not constitute a minimum floor for purposes of establishing Lessee’s Development Commitment Price.

3. Section 1.22(a) of the Occluded Gas Lease shall be amended to add thereto a new Section 1.22(a)(iii), which shall read as follows:

(iii)

For each month during the term of this Lease beginning January 1987, the Wellhead Price shall be determined under this Section 1.22(a) using the OCD-2 Rate in effect for the first day of said month and shall be adjusted retroactively when necessary to reflect any retroactive changes to the OCD-2 Rate. The Treatment Factor used in said calculations shall likewise be the Treatment Factor determined as of the first day of said month, as set forth in Section 1.20.

4. Section 5.1(e) of the Occluded Gas Lease shall be amended to read in its entirety as follows:

(e) Lessee shall notify Lessor not later than September 15 of each year of the Development Commitment Price that will be in effect with respect to the ensuing year, and Lessor shall have 15 days thereafter to exercise the option contained in Article 5.1(d). Failure of Lessor to timely exercise such option shall be deemed an election against exercising such option for the year in question.

5. Article 5 of the Occluded Gas Lease shall be amended to add thereto a new Section 5.3, which shall read as follows:

5.3 In any of the years 1987,1988, 1989 or 1990, should Lessee drill, complete (including hydro-fracturing), and test (including attempted de-watering) any wells in excess of the number of wells that are required pursuant to this Article 5 to be so drilled, completed and tested (considering for this purpose only those wells which are operated and produce in paying quantities for not less than thirty {30) days, whether or not said thirty days occur during the year in question), Lessee may credit said number of wells in excess of the required number against the number of wells required to be drilled, completed and tested in any subsequent year during the Primary Term. Lessee shall notify Lessor in writing of the application of any of said credits at the time it chooses to apply the credits. Lessor and Lessee agree that Lessee’s drilling commitment obligation for calendar years 1986 and 1987 shall be a total of sixty (60) wells.

6. The Leased Premises of the Occluded Gas Lease as defined in Section 1.8 is amended to include therein certain lands in Sections I and 2 of Township 19 South, Range 6 West, as more fully described in Attachments 1, 2 and 3 to this First Amendment to Occluded Gas Lease, as though said lands were part of the Leased Premises as of January 1, 1986. Exhibit A-1 shall be amended to add thereto the information appearing on said Attachment 1 and Exhibit A-2 shall be amended to include therein said Attachments 2 and 3.

7. Article 2 of the Occluded Gas Lease shall be amended to add thereto a new Section 2.6 which shall read as follows:

2.6 Anything in this Lease to the contrary notwithstanding, the rights of Lessee under this Lease to commercially develop and produce Occluded Gas shall be deemed non-exclusive with regard to the following lands to the extent they are contained within the Oak Grove Mine Area:

Township 18 South, Range 5 West

Section 31

Township 18 South, Range 6 West

Section 36

Township 19 South, Range 5 West

Section 6

Township 19 South, Range 6 West

Sections 1, 2, 3, 4, 9 and 10

Lessor, its contractors, successors and assigns, shall have the full right, concurrent with Lessee, to do any or all things within said lands as Lessee is empowered to do under this Lease.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals as of the year and date first above written.

USX CORPORATION Attest:

By
Assistant Secretary		C. A. Corry,
President		U.S. Diversified Group

TAURUS EXPLORATION, INC. Attest:

By	By
Secretary		E. Duncan Hamilton, President

SECOND AMENDMENT TO OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into as of the 1st day Of January , 1989 , by and between USX CORPORATION, a Delaware corporation, formerly known as United States Steel Corporation (“Lessor”) and TAURUS EXPLORATION, INC., a Delaware corporation (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor and Lessee entered into an Occluded Gas Lease dated January 1, 1986, pertaining to lands in Jefferson and Tuscaloosa Counties, Alabama; and

WHEREAS, Lessor and Lessee amended said Occluded Gas Lease on April 30, 1987; and WHEREAS, Lessor and Lessee desire to further amend the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

1. The Leased Premises of the Occluded Gas Lease, as defined in Section 1.8 as amended, is further amended to include therein certain lands in Section 12 of Township 18 South, Range 8 West, containing a total of 155.30 acres, more or less, as more fully described in Attachments 1 and 2 to this Second Amendment to Occluded Gas Lease, as though said lands were part of the Leased Premises as of January 1, 1986. Exhibit A-1 shall be amended to add thereto the information appearing on said Attachment 1 and Exhibit A-2 shall be amended to include therein the map marked Attachment 2.

2. The Leased Premises of the Occluded Gas Lease, as amended, as defined in Section 1.8 is further amended to delete therefrom certain lands in Section 31, Township 19 South, Range 6 West, containing a total of 120 acres, more or less, south and west of fault, and Attachments 3 and 4 to this Second Amendment to Occluded Gas Lease show the correct lands covered in said Section 31. Exhibit A-1, marked Attachment 3, shall be amended to correct the description of the lands covered in said Occluded Gas Lease, and Exhibit A-2 shall be amended to correct the information appearing on the map marked Attachment 4.

3. The Leased Premises of the Occluded Gas Lease, as amended, as defined in Section 1.8 is further amended to delete the Pratt Seam coal and Coal Seam Gas in parts of Sections 7, 17 and 18, Township 17 South, Range 4 West, and Attachments 5 and 6 to this Second Amendment to Occluded Gas Lease show the correct lands covered in said Sections 7, 17 and 18. Exhibit A-1 shall be amended to correct the description of the lands appearing on said Attachment 5 and Exhibit A-2 shall be amended to correct the information appearing on the map marked Attachment 6.

4. All other terms and conditions of said Occluded Gas Lease dated January 1, 1986, as amended, except as hereby further amended, shall remain unchanged and in full force and effect.

5. This Second Amendment to Occluded Gas Lease shall become effective upon the date of execution hereof and shall continue in effect until the termination or expiration of said Occluded Gas Lease, as amended, dated January 1, 1986.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Occluded Gas Lease, in duplicate, on the day and year first above written.

ATTEST:	USX CORPORATION

By
Assistant Secretary	Its	General Manager-Administration
and Group Comptroller

ATTEST:	TAURUS EXPLORATION, INC.

By
Assistant Secretary	Its	Vice President-Methane Operations

THIRD AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into as of the 1st day of June , 1990, by and between USX CORPORATION, a Delware corporation which was formerly known as United States Steel Corporation (“Lessor”) and TAURUS EXPLORATION, INC., an Alabama corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee entered into an Occluded Gas Lease dated January 1, 1986, pertaining to lands in Jefferson and Tuscaloosa Counties, Alabama; and

WHEREAS, Lessor and Lessee have previously amended the Lease by amendments dated April 30, 1987 and January 1, 1989; and

WHEREAS, Lessor and Lessee desire to make a third amendment to the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

1. Paragraph 1.25 is hereby added to Article 1 of the Occluded Gas Lease as follows:

1.25 Gob Gas: That gas which is liberated and accumulates within the highly fractured collapse zone as a result of second mining of cola seams. Gob gas does not include coal removed or disposed of for reasons of safety of the mining operations nor does it include coal seam gas leased to Taurus Exploration, Inc. (“Taurus”). Coal Seam Gas (as defined for purposes of this Lease) is occluded natural gas located in the coal seams prior to underground mining and as defined in Paragraph 1.11. For the purposes of this definition Gob Gas will be considered only that gas produced from a well after second mining has passed directly beneath the well. The term “second mining” includes all kinds of underground mining, including technologies not yet developed, which result in the collapse of strata overlying the coal beds and includes, but is not limited to full or partial pillar mining, short and longwall mining,

2. Paragraph 2.2 of Article 2 of the Occluded Gas Lease is amended in its entirety as follows:

2.2 Lessor excludes from this lease all oil, gas (the word “gas” as used herein, shall mean and included any gaseous substance except Occluded Gas, whether combustible or noncombustible, including by way of illustration but not by way of limitation, hydrogen sulfide) gob gas, condensate, distillate, and sulfur found above, below, or within underground mine works for the purpose of degasifying coal seams prior to underground mining operations.

3. Paragraph 2.3 of Article 2 of the Occluded Gas Leas shall be amended in its entirety as follows:

2.3 Except for the rights granted to Lessee hereunder to commercially develop and produce Occluded Gas, which rights are exclusive except as to:

(a)	gas produced from wells that are subject to the gas sales agreement between Southern Natural Gas Company and Lessor dated July 6, 1981, as amended;

(b)

rights granted under and operations and activities conducted pursuant to, that certain agreement between the Gas Research Institute (“GRI”) and Lessor dated March 1, 1984, as amended, the land subject to which is shown as Restricted Area on Exhibit B-2; and

(c)	gas produced pursuant to the Coal Seam Gas Drainage Agreement between Methane Drainage Ventures and Lessor dated February 25, 1985, as amended;

Lessor expressly reserves all rights with respect to the surface and subsurface of Leased Premises for any and all purposes, including without limitation: ingress and egress; mining coal, whether or not said coal has been developed for the production of Occluded Gas; production of gas from horizontal boreholes as described in Paragraph 2.2 hereinabove, venting Occluded Gas from coal, whether by drilling or otherwise, for purposes other than commercial production of same; conducting geological and other surveys; selling, leasing, or otherwise transferring interests in the Leased Premises; harvesting, storing, transporting and replanting timber; and exploring for, drilling, mining, producing, treating, storing and transporting any and all minerals, coal oil and gas and surface materials other than those Leased hereunder, whether or not said activities involve the disturbance of destruction of coal seams.

The parties hereto further agree that the foregoing amendment to the Occluded Gas Lease shall be effective on the year and date first above written and shall not have retroactive effect.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals as of the year and date first above written.

ATTEST:	USX CORPORATION

By:
	Its:	General Manager
Administration and Group Comptroller
U.S. Diversified Group

TAURUS EXPLORATION, INC.
ATTEST:

By:
John S. Wallace
	Its:	Vice President – Methane Operations

FOURTH AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into as of the 11th day of December , 1990, by and between USX CORPORATION, a Delaware corporation which was formerly known as United States Steel Corporation (“Lessor”) and TAURUS EXPLORATION, INC., an Alabama corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee entered into an Occluded Gas Lease dated January 1, 1986, pertaining to lands in Jefferson and Tuscaloosa Counties, Alabama; and

WHEREAS, Lessor and Lessee have previously amended the Lease by amendments dated April 30, 1987, January I, 1989, and June 1, 1990; and

WHEREAS, Lessor and Lessee desire to make a fourth amendment to the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

Paragraph 1.6 of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

1.6 Initial Unit Investment: With respect to each Payout Unit, all reasonable costs incurred by Lessee in order to bring into production the wells included in the relevant Payout Unit, including (a) title work, drill site location and preparation, (b) the drilling, testing, coring, coal analysis, logging, hydraulic fracturing, and equipping each well for production; and (c) a fair and reasonable allocation (not to exceed 90%) of cost of building access roads. Other common utilities such as power lines will be allocated based on planned usage requirements. The Initial Unit Investment shall include capital well costs booked in accordance with generally accepted accounting principles (GAAP). Under GAAP, capital well costs are defined as investments (expenditures) in wells (facilities) expected to provide continuing value over a period of more than one year. All expenditures required to drill, complete (fracture), equip, and pump a well prior to first commercial production are considered to be capital. Expenditures after first commercial production for equipment expected to provide value over a period of longer than one year or for completion of additional pay zones are considered to be capital costs under G.AAP. However, after initial production, replacement or repair of previously installed capital equipment and/or recompletion of a previously completed pay zone would be considered to be operating expense. In accordance with GAA.P, capital well costs incurred after initial production such as winterization and water disposal equipment are chargeable to the initial unit investment. Also in accordance with GAAP, items such as workover costs and pump replacements shall cease to accrue to the initial unit investment at the point in time in which gas sales begin from each well. In the case of a well judged non-economical and abandoned before being brought into production, the cost of plugging will also be included in the Initial Unit Investment. All costs of the gathering, compression, treatment, and distribution systems are specifically excluded from the Initial Unit Investment.

Once a given Payout Unit has reached payout, any additions to the capital investment for any well within said Payout Unit will be treated as operating expenses for the net profits calculations.

Paragraph 1.8 of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

1.8 Leased Premises: All those certain lands situated in Jefferson and Tuscaloosa Counties, Alabama, containing a total of 124,000 acres, more or less, described in Exhibit A-1, and further identified on Exhibit A-2, both attached hereto and incorporated herein, limited to a depth of 80 feet below the base of the Black Creek Group Coal Seams more specifically identified on Exhibit D attached hereto and incorporated herein, The Leased Premises are contained within the area generally described on the map attached as Exhibit B-1. Notwithstanding the above, Lessee shall have the right to drill up to three hundred (300) feet below the base of the Black Creek Group Coal Seams in order to establish a sump for the wells drilled under the terms of this lease.

Paragraph 1.9 of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

1.9 Net Profits: With respect to each Payout Unit before Payout, an amount equal to the Average Wellhead Price multiplied by the quantity of Occluded Gas produced less applicable Operating Costs, royalties and those severance taxes paid by Lessee with respect to which no deduction is made against Lessor’s royalties pursuant to Article 8. After Payout, an amount equal to the Average wellhead Price multiplied by the quantity of Occluded Gas produced less applicable Operating Costs, Capital Well Costs, royalties paid to lessee, and severance taxes paid by Lessee with respect to which no deduction is made against Lessor’s royalties.

Paragraph 1.16 of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

1.16 Payout Unit: All wells spudded within a single calendar year. Notwithstanding the above, in the event Lessee assigns all or a portion of this Occluded Gas Lease pursuant to Article 21, Lessee and its assignee may establish separate Payout Units for their respective accounts. One of said Payout Units shall consist of the wells spudded within a single calendar year on any acreage not made a part of the assignment. The other Payout Unit shall consist of wells spudded within a single calendar year on any acreage which has been assigned. The separation of Payout units shall be retroactive to January 1, 1988.

Paragraph 1.20 of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

1.20 Treatment Factor: as used herein, the amount determined below to allow Lessee to recover all costs of obtaining and/or constructing facilities that are not included in the Payout account, i.e for gathering, compression, treatment dehydration, and transportation to the delivery point at which gas enters either an interstate pipeline or the Alagasco system The Treatment Factor shall be the amount of $0.78 per MMBtu or such other amount that is in effect from time to time, adjusted; (a) as of January 1 of each year beginning January 1, 1987 upward by 20% of the difference between (1) 95% (to read 100% until the expiration of the first 5 years of this Lease or until Article 1.22(a) (8) [2] comes into effect, whichever comes first) of the OCD-2 Rate in effect as of said date and (2) the sum of the Wellhead Price under Article 1.22(a) and the Treatment Factor, both as in effect as of the day prior to the adjustment; provided however, that the cumulative amount of all such increases shall not exceed $.01 per MMBtu times the number of years elapsed between the commencement of this Lease and date of the adjustment; and (b) as of the first day of each month shall be adjusted by 5.5% of any increase or decrease in the Average Wellhead Price in effect for production from the immediately preceding month as compared to the Average wellhead Price in effect for production from the second preceding month; in no case, however shall the Treatment Factor be reduced other than as a result of this 1.20(b).

Paragraph 1.22(b) of Article 1 of the Occluded Gas Lease shall be amended to read as follows:

(b) For Occluded Gas sold or transferred to a bona fide third party purchaser not affiliated with Lessee, pursuant to a sales contract arrived at through good faith, arm’s length negotiations and through which no entity is intending to take unfair advantage of the Lessor:

The Wellhead Price shall be the price required to be paid under said sales contract, provided however, that if the price stated in said sales contract includes transportation of the Occluded Gas beyond the wellhead, the Wellhead Price shall be the price required to be paid under said sales contract less the Treatment Factor then in effect.

Paragraph 7.2 of Article 7 of the Occluded Gas Lease shall be amended to read as follows:

7.2 Lessee shall maintain and operate at its sole expense measuring stations located at each wellhead. Said measuring stations shall be equipped with turbine or rotary meters or other types of meters with totalizer as agreed to by Lessor and Lessee so as to accomplish the accurate measurement of volumes of Occluded Gas produced hereunder. To avoid the expense of wellhead temperature compensation equipment, Lessee may allocate back to the individual well the full production stream, which includes sendout on the discharge side of the compressor plus fuel. Such allocation will be based on each wellhead meter’s production as a percentage of total.

An example to calculate the allocation to a well is as follows:

Assume:

Number of wells delivering gas to a compressor station = 10

Quantities Measured at Wellheads

Well      1       5,000 Mcf

     2       6,000 Mcf

     3       6,500 Mcf

     4       6,800 Mcf

     5       6,800 Mcf

     6       7,000 Mcf

     7       7,200 Mcf

     8       7,600 Mcf

     9       8,000 Mcf

    10      8,500 Mcf

Fuel Used = 4,200 Mcf

Send Out = 65,800

Then:

Sum of Wells = 69,400

Sum of Fuel & Send out = 70,000

(Sum of Fuel & Send Out) divided by Sum of Wells = 1.0086

Therefore:

Allocated Wellhead Production =

Well      1       5,000 x 1.0086 = 5,043

     2       6,000 x 1.0086 = 6,052

     3       6,500 x 1.0086 = 6,557

     4       6,800 x 1.0086 = 6,858

     5       6,800 x 1.0086 = 6,858

     6       7,000 x 1.0086 = 7,060

     7       7,200 x 1.0086 = 7,263

     8       7,600 x 1.0086 = 7,666

     9       8,000 x 1.0086 = 8,069

    10      8,500 x 1.0086 = 8,674

                                                           70,000

Paragraph 7.9 is hereby added to Article 7 as follows:

7.9 The measurement and testing provisions of this Article 7 shall apply to all meters used hereunder including but not limited to wellhead, fuel and send out meters.

Article 12.12 shall be amended by adding the following example calculation:

Assume: Initial Unit = 20 Wells

    Initial Unit Investment (IUI) = $2,000,000

    Number of wells qualifying for mine through = 1

    Net Profits (NP) at time of mine through = $,500,000

Calculate: Initial Unit Investment per well = $2,000,000/20

                                                                                  $100,000/Well

    Net Profits per well at time of mine through $1,500,000/20 = $75,000

Therefore: Reimbursement is equal to 165% x 1 Well = Net profits per well

    = 1.65 x $100,000 = $75,000

    = $165,000 = $75,000

    = $90,000

The reimbursement to Lessee is $90,000.

Article 15.1 of the Occluded Gas Lease shall be amended to read as follows:

15.1 Lessee shall promptly furnish to Lessor any information reasonable requested by Lessor or Lessor’s agents or representatives with respect to operations of the Lease Premises. Lessor and Lessor’s agents or representatives shall at all times have full and free ingress and egress to and from all of Lessee’s operations on Leased

Premises for the purposes of inspecting Lessee’s installations and operations. Lessee shall not be liable for injury to Lessor’s agents engaged in such activities except for any of the same caused by negligence of Lessee or its agents, servants or employees. Lessor and Lessor’s authorized representative shall also have the right at all reasonable times and at Lessor’s sole cost and expense, to inspect and examine the books and records of Lessee, its subcontractors, and successors and assigns, that relate to the Leased Premises, operations thereon, production of Occluded Gas therefrom and the accounting for royalties and other sums or determinations under this Lease for any calendar year within the thirty-six (36) months period following said calendar year.

Section 11.3 of the Accounting Procedure (Exhibit C) attached to the Occluded Gas Lease shall be amended to add Exhibits C-1 and C-2 and the following language:

11.3 Labor

A.

Employees detailed in Exhibits C-1 and C-2 attached are direct changes to the account unless otherwise specified. Any additional job classifications added at a later date will be handled using the same methodology.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals as of the year and date first above written.

USX CORPORATION
ATTEST:

By:
Assistant Secretary		General Manager – Administration
& Group Comptroller
U. S. Diversified Group

Its:

TAURUS EXPLORATION, INC.
ATTEST:

By:
Assistant Secretary

FIFTH AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into by and between USX CORPORATION, a Delaware corporation which was formerly known as United States Steel Corporation (“Lessor”) and AMOCO PRODUCTION COMPANY, a Delaware corporation and TAURUS EXPLORATION. INC., an Alabama corporation(“Lessee”).

WITNESSETH:

WHEREAS UNITED STATES STEEL CORPORATION and TAURUS EXPLORATION. INC. entered into an Occluded Gas Lease dated January 1, 1986 covering certain lands in Jefferson and Tuscaloosa Counties, Alabama (“the Lease”); and

WHEREAS by Assignment executed on March 1, 1991, TAURUS EXPLORATION, INC., assigned to AMOCO PRODUCTION COMPANY all of its right, title and interest in and to the Lease insofar as it affects certain lands set forth on Exhibit “A” of said Assignment; and

WHEREAS, USX CORPORATION and TAURUS EXPLORATION, INC. have previously amended the Lease by amendments dated April 30, 1987, January 1, 1989. June 1, 1990 and December 11, 1990; and

WHEREAS, Lessor and Lessee desire to make a fifth amendment to the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

Paragraph 1.22(a) of Article 1 shall be amended to read as follows:

(a) “For Occluded Gas sold or transferred to an entity that is within the Energen group of related companies, for Occluded Gas that is produced but not sold or transferred, and for Occluded Gas that is sold or transferred other than under conditions described in Article 1.22(b) below:...”

Paragraph 1.22(b) of Article I shall be amended in its entirety as follows:

1.22(b) For Occluded Gas sold or transferred to a bona fide third-party purchaser not affiliated with Lessee, pursuant to a sales contract arrived at through good faith, arm’s length negotiations and through which no entity is intending to take unfair advantage of the Lessor; or for Occluded Gas sold pursuant to a gas sales agreement with an affiliated purchaser and subsequently sold or transferred to a bona fide third party purchaser where the sales price and delivery conditions under such agreement between Lessee’s affiliate and a bona fide third party purchaser are representative of prices and delivery conditions existing under other similar agreements in the area between unaffiliated parties at the same time for natural gas of comparable quality and quantity:

The Wellhead Price shall be the price required to be paid under said sales contract between Lessee and/or Lessee’s affiliate and a bona fide third party purchaser provided however that if the price stated in said sales contract includes transportation of the Occluded Gas beyond the wellhead, the Wellhead Price shall be the price required to be paid under said sales contract less the Treatment Factor then in effect.

IN WITNESS WHEREOF this agreement shall be effective as of the 1st day of January, 1993.

ATTEST:	USX CORPORATION

By:
Assistant Secretary	Its:	Executive Vice President

WITNESSES:	AMOCO PRODUCTION COMPANY

By:
Its:

ATTEST:	TAURUS EXPLORATION, INC.

By:
	Its:	Senior Vice President - Methane

SIXTH AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into by and between United States Steel Corporation, a Delaware corporation, successor (by conversion) to United States Steel LLC and remote successor to USX Corporation (“Lessor”) and Energen Resources Corporation, an Alabama corporation, formerly known as Taurus Exploration, Inc., (“Lessee”), Lessor and Lessee are sometimes collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS Lessor and Lessee entered into an Occluded Gas Lease dated January 1, 1986 covering certain lands in Jefferson and Tuscaloosa County, Alabama (“the Lease”); and

WHEREAS, the parties have previously amended the Lease by amendments dated April 30, 1987, January 1, 1989, June 1, 1990, December 11, 1990 and January 1, 1993 respectively; and

WHEREAS, Lessor and Lessee desire to make a sixth amendment to the Occluded Gas Lease as hereinafter set forth.

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

Insofar and only insofar as that portion of the Lease covers the Southwest Quarter (SW 114) and the West Half of the Northeast Quarter (WI/2 NE114) of Section 22, Township 19 South, Range 8 West, of the Huntsville Principal Meridian, Tuscaloosa County, Alabama, Article 4 “Royalties” of the Occluded Gas Lease shall be amended in its entirety as follows:

ARTICLE 4

ROYALTIES:

4.1

The royalties to be paid by Lessee shall be, on all Occluded Gas produced from the Premises and sold or used off the Premises, the market value at the well of 1/8 of the Occluded Gas so sold or used, provided, however, that in determining market value there shall be no deduction from the value of Lessor’s royalty by reason of any required processing, cost of dehydration, compression, transportation (with the exception of the Lessor’s proportionate share of transportation costs incun-ed after delivery of Occluded Gas to the interstate or intrastate pipeline through which Occluded Gas produced under this Lease is marketed: an example of sue., a pipeline being Southern Natural Gas Company), or other cost of marketing such Occluded Gas.

4.2

All contracts for the sale of Occluded Gas produced from the Premises and sold or used off the Premises, or for gathering, treating, compressing, dehydrating, separating, processing, or transporting the gas produced from any well or wells hereunder will be negotiated on an arms length basis. Should any such contract be negotiated on other than an arms-length basis and, as a result thereof, should the price on which royalties are calculated hereunder he reduced, then royalties shall nevertheless be calculated on an arms-length price. Such arms-length price shall be calculated by taking the average of the three (3) highest prices paid for gas under similar contract and delivery conditions within a 25-mile radius of the lands covered by the Lease. If no such sales on sin liar contract and delivery conditions can be identified, the arms-length price shall instead be calculated by taking the average of the three (3) highest prices paid for Occluded Gas produced within a 25-mile radius of the lands covered by this Lease, which shall then be adjusted for the reasonable value of differences in the contract and/or delivery conditions.

The parties hereto further agree that the foregoing amendment to the Occluded Gas Lease shall be effective on the year and date first above written and shall not have retroactive effect.

IN WITNESS WHEREOF, this Agreement shall be effective as of the 16th day of December , 2002.

WITNESS:	UNITED STATES STEEL CORPORATION

By:
Name:
Title:
USS Real Estate, a division of
United States Steel Corporation
Date:

WITNESS:	ENERGEN RESOURCES CORPORATION

By:
	Name:	John S. Richardson
	Title:	Vice President
	Date:	12/02/03

SEVENTH AMENDMENT

TO

OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into by and between United States Steel Corporation, a Delaware corporation (“Lessor”) and Energen Resources Corporation, an Alabama corporation, formerly known as Taurus Exploration, Inc. (“Lessee”), Lessor and Lessee are sometimes collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, United States Steel Corporation and Taurus Exploration, Inc. entered into an Occluded Gas Lease dated January 1, 1986 covering certain lands in Jefferson and Tuscaloosa Counties, Alabama (“the Lease”); and

WHEREAS, the Parties have previously amended the Lease by amendments dated April 30, 1987, January 1, 1989, June 1, 1990, December 11, 1990, January 1, 1993 and December 16, 2002 respectively; and

WHEREAS, Lessor has conveyed certain mineral rights to U. S. Steel Mining Co., Inc. by instrument dated effective October 1, 1987 and recorded in the Office of the Judge of Probate of Jefferson County, Alabama in Volume 838, Page 609 (the “1987 Conveyance.”) The 1987 Conveyance is attached hereto for convenience purposes as Attachment 1; and

WHEREAS, Lessor has conveyed certain mineral rights to U. S. Steel Mining Co., LLC. by instrument dated April 2, 1998 and recorded in the Office of the Judge of Probate of Jefferson County, Alabama in Book 9861, Page 2449 (the “1998 Conveyance.”) The 1998 Conveyance is attached hereto for convenience purposes as Attachment 2; and

WHEREAS, Lessor and Lessee desire to make this Seventh Amendment to the Occluded Gas Lease for the purpose of amending the depths covered by said Occluded Gas Lease to include rights from the surface of the ground down to and including 80 feet below the base of the Lower Pottsville Formation; provided however that such additional depths shall not apply to the areas of the Occluded Gas Lease which are the subject of the 1987 Conveyance and the 1998 Conveyance;

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

Paragraph 1.8 of Article I of the Occluded Gas Lease shall be amended to read as follows:

1.8 Leased Premises: All those certain lands situated in Jefferson and Tuscaloosa Counties, Alabama, containing a total of 124,000 acres, more or less, described in Exhibit A-1, and further identified on Exhibit A-2, both attached hereto and incorporated herein, limited to a depth of 80 feet below the base of the Lower Pottsville Formation more specifically identified on Exhibit D attached hereto and incorporated herein. The Leased Premises are contained within the area generally described on the map attached as Exhibit B-1. Notwithstanding the above, Lessee shall have the right to drill up to three hundred feet (300’) below the base of the Lower Pottsville Formation coal seams in order to establish a sump for the wells drilled under the terms of this Lease.

Exhibit “D” of the Occluded Gas Lease shall be deleted in its entirety and replaced with the Exhibit “D” attached hereto and made a part hereof.

Notwithstanding anything in this Seventh Amendment to the contrary, the provisions of this Seventh Amendment shall not be applicable to those portions of the Occluded Gas Lease which are subject to the 1987 Conveyance and the 1998 Conveyance.

In all other respects the terms and conditions of the Occluded Gas Lease, as previously amended, shall remain unchanged.

The parties hereto further agree that the foregoing amendment to the Occluded Gas Lease shall be effective on the year and date first above written and shall not have retroactive effect.

IN WITNESS WHEREOF, this Agreement shall be effective as of the 1st day of March 2003.

WITNESS:	UNITED STATES STEEL CORPORATION

Name:
Title:
USS Real Estate, a division of
United States Steel Corporation
Date:

WITNESS:	ENERGEN RESOURCES CORPORATION

	Name:	John S. Richardson
	Title:	Vice President
Date: